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Exhibit (a)(1)(vi)

INSTRUCTIONS FOR COMPLETING SUBSTITUTE FORM W-9

        Section I.    If the name of the shareholder for U.S. federal income tax purposes is different from the name appearing on the signature page of the Letter of Transmittal, then write the name of the shareholder for U.S. federal income tax purposes on the line in Section I. In the case of an individual or a sole proprietorship, the name of the shareholder for U.S. federal income tax purposes would generally be the name shown on such individual's income tax return. In the case of corporations or partnerships (or limited liability companies treated as corporations or partnerships for U.S. federal income tax purposes) the name of the shareholder for U.S. federal income tax purposes should generally match the name shown on the charter or other legal document creating the entity. In the case of limited liability companies with a single owner that are not treated as corporations for U.S. federal income tax purposes the name of the shareholder for U.S. federal income tax purposes is generally the name of such owner.

        Section II.    Select the type of entity that the shareholder is or indicate that the shareholder is an individual. If the shareholder is not an individual or one of the listed entities, write the kind of entity that the shareholder is on the line marked "Other."

        Section III.    If the shareholder is an exempt payee indicate that where indicated in Section III. Payees specifically exempted from backup withholding on ALL payments include the following:

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  A corporation.

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  A financial institution.

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  An organization exempt from tax under Section 501(a) (capitalized Section references hereafter in these Instructions, unless otherwise indicated, are to the United States Internal Revenue Code of 1986), or an individual retirement plan.

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  The United States or any agency or instrumentality thereof.

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  A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

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  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

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  An international organization or any agency, or instrumentality thereof.

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  A registered dealer in securities or commodities registered in the United States or a possession of the United States.

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  A real estate investment trust.

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  A common trust fund operated by a bank under Section 584(a).

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  A futures commission merchant registered with the Commodity Futures Trading Commission.

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  An entity registered at all times under the Investment Company Act of 1940.

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  A foreign central bank of issue.

        If the shareholder is not an exempt payee, it must provide its Taxpayer Identification Number (or the Taxpayer Identification Number of the shareholder for U.S. federal income tax purposes if different), which will generally be either a Social Security Number or an Employer Identification Number. Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000.

Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine which number should be provided.

For this type of account:			Give the SOCIAL SECURITY number of—	For this type of account:		Give the EMPLOYER IDENTIFICATION number of—
1.	An individual's account		The individual	6.	A valid trust, estate or pension trust	Legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title)(4)
2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account(1)	7.	Corporate account	The corporation
3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)	8.	Association, club, religious, charitable, educational or other tax-exempt organization account	The organization
4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	9.	Partnership account	The partnership
	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	10.	A broker or registered nominee	The broker or nominee
5.	Sole proprietorship account		The owner(3)	11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
You must show your individual name, but you may also enter your business or "doing business as" name. You may use either your social security number or employer identification number (if you have one).

(4)
List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

        Section IV.    This Section requires the shareholder to certify (1) that its Taxpayer Identification Number is correct, (2) that it is not subject to back-up withholding and (3) that it is a U.S. person. For purposes of the certification a U.S. person is:

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  An individual who is a U.S. citizen or U.S. resident alien;

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  A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

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  An estate (other than a foreign estate); or

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  A domestic trust (as defined in Treasury Regulations Section 301.7701-7).

How to Obtain a TIN

        If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, from the Social Security Administration or the Internal Revenue Service ("IRS") and apply for a number.

        Privacy Act Notice—Section 6109 requires most recipients of dividend, interest or other payments to give their correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% (or such other rate specified by the Internal Revenue Code of 1986) of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)
Penalty for Failure to Furnish Taxpayer Identification Number—If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)
Civil Penalty for False Information With Respect to Withholding—If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)
Criminal Penalty for Falsifying Information—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

        ADDITIONAL INFORMATION MAY BE OBTAINED BY CONSULTING YOUR OWN TAX ADVISOR AND BY VISITING THE UNITED STATES INTERNAL REVENUE SERVICE WEBSITE AT WWW.IRS.GOV.

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  Exhibit (a)(1)(vi)
INSTRUCTIONS FOR COMPLETING SUBSTITUTE FORM W-9